                                                                EXHIBIT 10.4




                    ________________________________________

                              INVESTMENT AGREEMENT

                           dated as of July 25, 1994

                                 by and between

                            AIRTOUCH COMMUNICATIONS,
                            a California corporation

                                      and

                                U S WEST, INC.,
                             a Colorado corporation

                    ________________________________________

                              TABLE OF CONTENTS

                                                                                                                       Page
                                                                                                                       ----
ARTICLE I          DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                   1.1.      Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II         REPRESENTATIONS AND WARRANTIES OF ATI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                   2.1.      Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                   2.2.      Authorization; Enforcement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                   2.3.      No Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                   2.4.      Amendment to Rights Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                   2.5.      Delaware Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III        REPRESENTATIONS AND WARRANTIES OF USW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                   3.1.      Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                   3.2.      Authorization; Enforcement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                   3.3.      No Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                   3.4.      Ownership of Securities of ATI   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE IV         COVENANTS OF ATI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                   4.1.      Modification of Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                   4.2.      Rights Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                   4.3.      Amendment to Rights Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE V          COVENANTS OF USW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                   5.1.      Standstill Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                   5.2.      Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                   5.3.      Transfers; Tender Offers; Suspension of Transfers  . . . . . . . . . . . . . . . . . . . .  10
                   5.4.      Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE VI         BOARD REPRESENTATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   6.1.      USW's Right to Designate.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   6.2.      Consultation; Expansion of Board and Appointment; Classification.  . . . . . . . . . . . .  13
                   6.3.      Subsequent Nomination of Persons Designated by USW.  . . . . . . . . . . . . . . . . . . .  13
                   6.4.      Replacement of Directors Designated by USW.  . . . . . . . . . . . . . . . . . . . . . . .  14
                   6.5.      Termination of USW's Right to Designate; Resignation.  . . . . . . . . . . . . . . . . . .  14
                   6.6.      Mandatory Recusal of USW's Board Designee  . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE VII        REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   7.1.      Demand Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   7.2.      Company Registration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                   7.3.      Registration Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                   7.4.      Conditions to Offerings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                   7.5.      Additional Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   7.6.      Registration Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   7.7.      Indemnification; Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   7.8.      Rule 144   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   7.9.      Certain Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   7.10.     Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets   . . . .  23

ARTICLE VIII       RIGHTS OF FIRST OFFER AND FIRST REFUSAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   8.1.      Notice of Intent to Transfer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   8.2.      Right of First Offer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   8.3.      Right of First Refusal   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE IX         TERM OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                   9.1.      Term of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE X          MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                   10.1.     Legend; Removal of Legend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                   10.2.     Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                   10.3.     Specific Enforcement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                   10.4.     Entire Agreement; Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                   10.5.     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                   10.6.     Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   10.7.     Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   10.8.     Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   10.9.     No Third Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   10.10.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   10.11.    Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   10.12.    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                   10.13.    Possible Reincorporation of ATI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                              INVESTMENT AGREEMENT

          THIS INVESTMENT AGREEMENT (the "Agreement"), dated as of July 25, 1994, by and between AIRTOUCH COMMUNICATIONS, a California corporation ("ATI"), and U S WEST, INC., a Colorado corporation ("USW"),

                              W I T N E S S E T H:

          WHEREAS, ATI and USW are parties to that certain Joint Venture Organization Agreement, dated as of the date hereof (the "Organization Agreement"), providing for a series of transactions, including the establishment of a partnership to be known as WMC Partners, L.P. ("WMC");

          WHEREAS, ATI and USW are parties to that certain Agreement of Exchange and that certain Trust Agreement of Exchange, each dated as of the date hereof (the "Agreement of Exchange" and the "Trust Agreement of Exchange," respectively);

          WHEREAS, upon the terms and subject to the conditions set forth in the Agreement of Exchange or the Trust Agreement of Exchange, under certain circumstances either ATI or USW may elect to cause an exchange, by merger or otherwise, of USW's partnership interests in WMC for capital stock of ATI (such exchange being referred to herein as the "Exchange"); and

          WHEREAS, in connection with the foregoing, ATI and USW desire to set forth herein certain terms regarding their relationship both before and after the Exchange;

          NOW, THEREFORE, ATI and USW agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

          1.1. Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings (unless indicated otherwise, all Article and Section references are to Articles and Sections of this Agreement):

          "Affiliate" shall have the meaning specified in Rule 12b-2 under the Exchange Act, as such rule is currently in effect.

          "Agreement of Exchange" shall have the meaning set forth in the second recital of this Agreement.

          "beneficial ownership" shall have the meaning specified in Rule 13d-3 under the Exchange Act, as such rule is currently in effect.

          "Change of Control" shall mean, except as otherwise provided in
Section 10.13, (i) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) that includes such Person, acquiring beneficial ownership, directly or indirectly, of 50% or more of the aggregate voting power of the

Voting Securities of ATI or USW, as the case may be; (ii) any transaction or series of related transactions that results in the transfer, sale or other disposition by ATI or USW, as the case may be, of assets (A) that represent more than 80% of the total fair market value of its assets on a proportionate basis immediately prior to such disposition, (B) that generated more than 80% of its total operating revenues on a proportionate basis in the preceding fiscal year and (C) that generated more than 80% of its total net income from operations on a proportionate basis during the preceding fiscal year; provided, however, that any such transaction or series of related transactions shall not be deemed to be a Change of Control if a majority of the value of the consideration received in exchange for the assets transferred, sold or otherwise disposed of consists of assets (or interests in assets) of a like kind or nature; or (iii) when individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors (together with any new directors whose election to the Board of Directors or whose nomination for election was approved by a vote of at least two-thirds of the members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

          "Common Stock" shall mean ATI's Common Stock, $.01 par value.

          "Exchange" shall have the meaning set forth in the third recital of this Agreement.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

          "Organization Agreement" shall have the meaning set forth in the first recital of this Agreement.

          "Person" shall mean any individual, partnership, corporation, trust, unincorporated organization or other entity, or a government or agency or political subdivision thereof.

          "Related Agreements" shall have the meaning set forth in the Organization Agreement.

          "Rights Agreement" shall mean that certain Rights Agreement between ATI and the Bank of New York, as Rights Agent, dated as of July 22, 1993, as it may be amended from time to time, or any successor agreement.

          "SEC" shall mean the Securities and Exchange Commission or its successor.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

          "transfer" shall mean, with respect to any Voting Security, a sale, exchange, transfer or other disposition, whether or not for value, of such

Voting Security or any interest therein, or of any direct or indirect right or option to acquire beneficial ownership of the same.

          "Trust Agreement of Exchange" shall have the meaning set forth in the second recital of this Agreement.

          "Voting Securities" shall mean any securities of ATI (unless the context specifically contemplates another issuer) having the ordinary power to vote, in the absence of contingencies, in the election of directors of ATI.

          "Wholly Owned Subsidiary" shall mean, with respect to any Person, any entity as to which 100% of the securities or other ownership interests having power to elect the board of directors or other persons performing similar functions are owned directly or indirectly by such Person.

          "WMC" shall mean WMC Partners L.P., a Delaware limited partnership.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

                   Term                                     Section
                   ----                                     -------
                   Acquisition Proposal                      5.1(b)
                   Future Investment Agreement               4.1(a)
                   Inspectors                                7.3(f)
                   Notice of Intent                          8.1
                   Notice of Election                        8.2(b)
                   Other Investor                            4.1(a)
                   Other Shares                              7.2(c)
                   Percentage Limitation                     5.1(a)
                   Permitted Offering                        8.1
                   Records                                   7.3(f)
                   Registrable Shares                        7.1
                   Registration Statement                    7.1
                   ROFO Notice                               8.2(a)
                   ROFR Notice                               8.3(b)
                   Spin-off                                  5.3(d)
                   Spun-off Person                           5.3(d)
                   Threshold Percentage                      6.5
                   Unapproved Offer                          5.3(c)
                   USW Response                              5.1(b)
                   1% Purchaser                              8.3(b)


                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF ATI

          ATI hereby makes the following representations and warranties to USW:

          2.1. Organization and Qualification. ATI is a corporation duly organized and existing in good standing under the laws of the State of California and has the corporate power to own its properties and to carry on its business as now being conducted.

          2.2. Authorization; Enforcement. (a) ATI has full legal right, power and authority to enter into and perform this Agreement, (b) the execution and delivery of this Agreement by ATI and the consummation by it of the transactions contemplated hereby have been duly authorized by it, (c) this Agreement has been duly authorized, executed and delivered by ATI and (d) this Agreement constitutes a valid and binding obligation of ATI enforceable against ATI in accordance with its terms, except that (i) such enforcement is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar law relating to, or affecting generally the enforcement of, creditors' rights and remedies and (ii) the remedies of specific performance and injunctive relief may be subject to general principles of equity.

          2.3. No Conflicts. The execution, delivery and performance of this Agreement and the consummation by ATI of the transactions contemplated hereby will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of ATI pursuant to any agreement, indenture or instrument to which ATI is a party, or by which any property or asset of ATI is bound or affected, or result in a violation of its Amended and Restated Articles of Incorporation or By-laws or any law, rule, regulation, order, judgment or decree of any court or governmental agency applicable to ATI or by which any property or asset of ATI is bound or affected. Except for such filings as may be required by the Exchange Act or as specifically contemplated hereby, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this Agreement.

          2.4. Amendment to Rights Plan. ATI has amended the Rights Agreement so that USW and its Affiliates shall not be deemed to be "Acquiring Persons" in connection with their becoming "Beneficial Owners" of "Common Shares" (as such terms are defined in the Rights Agreement) pursuant to this Agreement or the Agreement of Exchange. ATI has furnished to USW a true and correct copy of the Rights Agreement, as so amended.

          2.5. Delaware Law. The Board of Directors of ATI has approved by resolution, in the event of a reincorporation of ATI in Delaware, (a) the acquisition by USW of Voting Securities of ATI pursuant to the Agreement of Exchange, and (b) USW as an "interested stockholder" for purposes of section 203 of the Delaware General Corporation Law by reason of its acquiring of Voting Securities pursuant to the Agreement of Exchange.


                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF USW

          USW hereby makes the following representations and warranties to ATI:

          3.1. Organization and Qualification. USW is a corporation duly organized and existing in good standing under the laws of the State of Colorado and has the corporate power to own its properties and to carry on its business as now being conducted.

          3.2. Authorization; Enforcement. (a) USW has full legal right, power and authority to enter into and perform this Agreement, (b) the execution and delivery of this Agreement by USW and the consummation by it of the transactions contemplated hereby have been duly authorized by it, (c) this Agreement has been duly authorized, executed and delivered by USW and (d) this Agreement constitutes a valid and binding obligation of USW enforceable against USW in accordance with its terms, except that (i) such enforcement is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar law relating to, or affecting generally the enforcement of, creditors' rights and remedies and (ii) the remedies of specific performance and injunctive relief may be subject to general principles of equity.

          3.3. No Conflicts. The execution, delivery and performance of this Agreement and the consummation by USW of the transactions contemplated hereby will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of USW pursuant to any agreement, indenture or instrument to which USW is a party, or by which any property or asset of USW is bound or affected, or result in a violation of USW's charter documents or by-laws or any law, rule, regulation, order, judgment or decree of any court or governmental agency applicable to USW or by which any property or asset of USW is bound or affected. Except for such filings as may be required by the Exchange Act or as specifically contemplated hereby, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this Agreement.

          3.4. Ownership of Securities of ATI. Other than such rights as may be conferred on USW under this Agreement or the Related Agreements, USW and its Affiliates do not beneficially own any securities of ATI.


                                   ARTICLE IV
                                COVENANTS OF ATI

          4.1. Modification of Terms. (a) ATI will provide to USW copies of each agreement that ATI enters into with any Person (other than USW, an ATI employee stock ownership plan, if any, or a Person who is restricted by law or regulation from holding in excess of 25% of ATI's Voting Securities and other than underwriting agreements) obligating ATI to transfer to such Person (an "Other Investor") Voting Securities (or securities convertible or exchangeable by such Person for Voting Securities) representing 10% or more of the sum of
(x) the then outstanding Voting Securities and (y) Voting Securities to be transferred in connection with such Future Investment Agreement (or issuable upon the conversion or exchange of securities to be so purchased) (each such agreement a "Future Investment Agreement").

          (b) Within thirty (30) days after the execution by ATI of a Future Investment Agreement, ATI shall choose one of the following and by written notice inform USW:

                   (i) ATI shall offer to amend the terms of Section 5.1(a)(i) to correspond to the percentage limitation on ownership of Voting Securities imposed on the Other Investor in such Future Investment Agreement; or

                   (ii) ATI shall offer to amend the terms of Section 5.1(a) (other than subparagraph (i) thereof) to provide for the corresponding terms (other than as to Section 5.1(a)(i)) in their entirety (including the date certain specified as the expiration date for the standstill provisions) as set forth in such Future Investment Agreement;

provided that ATI shall choose, and offer to USW, the option set forth in clause (ii) above if the percentage limitation on ownership of Voting Securities by such Other Investor is less than 20%. If USW wishes to accept such offer, it must do so by written notice to ATI within twenty days after receipt of ATI's offer. Upon any such acceptance by USW, ATI and USW shall execute an agreement confirming such amendment.

          4.2. Rights Agreement. ATI will not amend or supplement the Rights Agreement or adopt a new agreement providing for the issuance of rights or securities comparable to the Rights Agreement, unless the Rights Agreement as so amended or supplemented or such new agreement, as the case may be, provides to the same effect as the amendments described in Section 2.4 and Section 4.3. ATI further agrees that in the event of any amendment of the terms of Section 5.1(a) pursuant to Section 4.1 above, it will effect such further amendment of the Rights Agreement as may be reasonably necessary so that USW and its Affiliates shall not be deemed to be Acquiring Persons by reason of any such amendment of the terms of Section 5.1(a).

          4.3. Amendment to Rights Plan. As soon as reasonably practicable after the date hereof, ATI shall take all actions necessary to amend the Rights Agreement such that the Trustee (as defined in the Trust Agreement of Exchange) shall not be deemed to be an "Acquiring Person" in connection with its becoming a "Beneficial Owner" of "Common Shares" (as such terms are defined in the Rights Agreement) pursuant to the Trust Agreement of Exchange.


                                   ARTICLE V
                                COVENANTS OF USW

          5.1. Standstill Provisions. (a) USW covenants to and agrees with ATI that, except as it may be specifically permitted by this Agreement or the Related Agreements or unless it is specifically invited in writing to do so by ATI, USW will not, and will cause each of its Affiliates not to, directly or indirectly:

                   (i) in any way acquire or agree to acquire beneficial ownership of any securities or any direct or indirect rights or options to acquire beneficial ownership of any securities of ATI, except (A) pursuant to the Exchange and (B) thereafter, through open-market or privately-negotiated purchases from third parties of Voting Securities, if the aggregate percentage

          (calculated by voting power) of the Voting Securities beneficially owned by USW and its Affiliates after giving effect to such acquisition would not exceed (I) the aggregate percentage of total voting power of ATI's capital stock represented on the date of the Exchange by the Common Stock issued to USW pursuant to such Exchange or (II), if the aggregate percentage described in the preceding clause (I) was less than 16%, then 16% (the applicable percentage pursuant to clause (I) or (II) being known as the "Percentage Limitation"); provided, however, that the Percentage Limitation; provided that if, immediately following any transfer of Voting Securities by USW or its Affiliates to any person other than an Affiliate of USW, the percentage of outstanding Voting Securities then beneficially owned by them is less than the Percentage Limitation minus two percentage points, the Percentage Limitation shall be reduced to the percentage of outstanding Voting Securities then beneficially owned by them plus two percentage points; and provided further that in no event shall USW and its Affiliates be deemed to have exceeded any Percentage Limitation then in effect solely as a result of a reduction in the outstanding Voting Securities, including through repurchases of outstanding Voting Securities by ATI, which reduction has the effect of increasing the percentage (calculated by voting power) of outstanding Voting Securities beneficially owned by USW and its Affiliates beyond the Percentage Limitation (provided that any subsequent increase in the Voting Securities beneficially owned by USW and its Affiliates, without the prior approval of ATI, shall be deemed to be a violation of the Percentage Limitation);

                   (ii) make any public announcement with respect to, or submit to ATI or any of its directors, officers, representatives, employees, attorneys, advisers, agents or Affiliates (whether publicly or otherwise) any proposal for, the acquisition of Voting Securities not permitted by paragraph (i) above which would result in USW's exceeding the Percentage Limitation or for or with respect to any merger, consolidation or business combination involving ATI or its Affiliates or for or with respect to any purchase of a substantial portion of the assets of ATI or its Affiliates, whether or not any parties other than USW and its Affiliates are involved and whether or not such proposal might require the making of a public announcement by ATI;

                   (iii) make, or in any way participate in, any "solicitation" of "proxies" to vote any Voting Securities or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act, as such Regulation is currently in effect), provided that USW shall not be deemed to be a "participant" by reason of the membership of any of its designees on ATI's Board of Directors or solely by reason of its exercise of the voting rights set forth in Section 5.2;

                   (iv) propose any matter for submission to a vote of shareholders of ATI;

                   (v) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities of ATI;

                   (vi) grant any proxy with respect to any Voting Securities to any Person not approved by ATI;

                   (vii) deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities or other agreement having similar effect;

                   (viii) take any action which would be reasonably likely to require ATI to make a public announcement regarding any of the matters specified in this Section 5.1(a)(i)-(xii); or

                   (ix) enter into any negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or any discussions designed to advise, assist or encourage any third party in connection with any of the foregoing;

                   (x) disclose publicly any intention, plan or arrangement inconsistent with the foregoing;

                   (xi) request ATI (or any of its officers, directors, representatives, employees, attorneys, advisors, agents or Affiliates) to waive, amend or modify any provisions of Section 5.1(a)(i)-(xii); or

                   (xii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of ATI.

          Nothing in this Section 5.1(a) shall restrict the manner in which any designee of USW on ATI's Board of Directors participates in deliberations or discussions of the Board, votes on any matter submitted to the Board, or otherwise acts in his capacity as a director of ATI.

          (b) Notwithstanding any provision of this Section 5.1 to the contrary, in the event that (i) ATI and any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) enter into an agreement pursuant to which (A) such Person or group would acquire a majority (calculated by voting power) of the then outstanding Voting Securities of ATI or the right to appoint a majority of the directors of ATI, or (B) a majority (calculated by voting power) of the then outstanding Voting Securities of ATI is to be acquired by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) in a merger, consolidation, or other business combination (any such event being an "Acquisition Proposal"), (ii) a bona fide tender or exchange offer by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than ATI or any wholly-owned

Affiliate thereof) which would result, if consummated in accordance with its terms, in the beneficial ownership by such Person or group of in excess of 50% (calculated by voting power) of the then outstanding Voting Securities is approved or recommended by the Board of Directors of ATI, (iii) in connection with the matters discussed in clause (i) or (ii), or a tender or exchange offer for greater than 40% of the outstanding Voting Securities which the Board of Directors of ATI has not approved or recommended, the Board of Directors of ATI has terminated or amended (or agreed to terminate or amend) the Rights Agreement or has redeemed (or agreed to redeem) the Rights issued thereunder, and such action has permitted or will have permitted the consummation of such Acquisition Proposal or offer, or a final, non-appealable court order has declared the Rights Agreement invalid or otherwise required the redemption of the Rights issued thereunder or (iv) ATI and any Person enter into an agreement providing for a transaction or series of related transactions that results in the transfer, sale or other disposition by ATI of assets (A) that represent more than 80% of the total fair market value of its assets on a proportionate basis immediately prior to such disposition, (B) that generated more than 80% of its total operating revenues on a proportionate basis in the preceding fiscal year and (C) that generated more than 80% of its total net income from operations on a proportionate basis during the preceding fiscal year (excepting any such transaction or series of related transactions in which a majority of the value of the consideration received in exchange for the assets transferred, sold or otherwise disposed of consists of assets (or interests in assets) of a like kind or nature), this Section 5.1 shall not prohibit USW (unless acting in concert with such Person) from making either a competing Acquisition Proposal or a tender or exchange offer pursuant to which USW or its Affiliates would acquire at least the same percentage (calculated by voting power) of ATI's then outstanding Voting Securities as would be acquired in such non-USW Acquisition Proposal or such non-USW tender or exchange offer (a "USW Response"). USW agrees that any USW Response (including amendments thereto) will provide for consideration that is no less favorable to ATI's shareholders than that being offered pursuant to such non-USW Acquisition Proposal or such non- USW tender or exchange offer (taking into account the form of consideration and the number of shares to be acquired pursuant to such USW Response). In the event that the transactions contemplated by clauses (i), (ii), (iii) or (iv) shall have been terminated or abandoned after the USW Response, USW shall have the ability, subject to the requirements of the preceding sentence, to amend or modify its response, and to consummate the transaction contemplated by the USW Response or such amendment or modification, so long as USW shall not have terminated or abandoned its initial response other than as a result of such amendment or modification. In the event that the transactions contemplated by clauses (i),
(ii), (iii) or (iv) shall have been terminated or abandoned prior to the USW Response, or, if not so terminated or abandoned, in the event thereafter that such transactions and those contemplated by such USW Response shall have been terminated or abandoned, all of the restrictions contained in this Section 5.1 shall again be applicable.

          (c) For so long as USW and its Affiliates beneficially own 5% or more (calculated by voting power) of the outstanding Voting Securities, neither USW nor its Affiliates may (i) act in concert with any Other Investor with respect to any of the activities set forth in this Section 5.1 or (ii) transfer any Voting Securities of ATI to any Other Investor.

          (d) Notwithstanding anything to the contrary herein, no exercise by USW and its Affiliates of their rights under the Trust Agreement of Exchange shall be deemed to violate this Section 5.1.

          5.2. Voting Rights. (a) USW and its Affiliates shall vote all of the Voting Securities held by them in favor of the individuals nominated by ATI for election to the Board of Directors.

          (b) USW and its Affiliates shall be free to vote the Voting Securities held by them in their discretion with respect to any of the following matters that may be submitted to a vote of the shareholders of ATI:
(i) Acquisition Proposals; (ii) a sale of all or substantially all of the assets of ATI; (iii) dissolution of ATI; (iv) a recapitalization or restructuring of ATI resulting in a fundamental change in its capital structure; (v) a transaction or other event involving a fundamental change in the scope of ATI's business; and (vi) amendments to ATI's articles or by-laws.

          (c)  On all matters other than those set forth in Sections 5.2(a) and
(b) above, USW and its Affiliates shall vote the Voting Securities held by them either (i) as directed by ATI or (ii) in the same proportions as all other shareholders of ATI, at the option of USW.

          5.3. Transfers; Tender Offers; Suspension of Transfers. (a) During the period ending on the fifth anniversary of the date of this Agreement, USW and its Affiliates will not, at any time, directly or indirectly, transfer, or offer to transfer, any Voting Securities beneficially owned by them, except as provided by Section 5.3(b). Thereafter, USW and its Affiliates may transfer Voting Securities only (i) as provided in Section 5.3(b), (c) or (d); (ii) in transactions in compliance with the volume limitations and restrictions on manner of sale set forth in paragraphs (e) and (f) of Rule 144 promulgated under the Securities Act (whether or not such paragraphs by their terms would apply to such transactions), as such Rule exists on the date hereof; (iii) in privately negotiated or other transactions, or pursuant to the registration rights set forth in Article VII of this Agreement other than as described in the following clause (iv); or (iv) pursuant to the registration rights set forth in Article VII of this Agreement, in a firm commitment underwritten public offering managed by a nationally recognized investment banking firm and satisfying the conditions set forth in Section 7.4(a) hereof.

          In connection with any transfer permitted under clauses (ii), (iii) and (iv) of this Section 5.3(a), the following shall apply:

                   (w) the aggregate number of shares transferred by USW and its Affiliates pursuant to clauses (ii), (iii) and (iv) shall not exceed, in any twelve-month period, one-half of the aggregate number of Voting Securities issued to USW pursuant to the Exchange (for purposes of this paragraph (w) only, each share of Preferred Stock (as defined in the Agreement of Exchange), if any, issued to USW shall be deemed to be the issuance of a share of Common Stock, and the transfer of a share of Preferred Stock shall be deemed to be the transfer of a share of Common Stock);

                   (x) USW and its Affiliates may not make any transfer pursuant to clause (ii), (iii) or (iv) unless the transferee, together with its Affiliates and any "group" (within the meaning of Section 13(d) of the Exchange Act) of which such transferee or any Affiliate is a part, would not, after such transfer, beneficially own Voting Securities representing in excess of 4.9% of the then outstanding Voting Securities;

                   (y) no transfer of shares representing more than 2.5% of the total number of Voting Securities then outstanding shall be made in any single transaction or series of related transactions to any Person or group (within the meaning of Section 13(d) of the Exchange
          Act); and

                   (z) no transfer of an amount of Voting Securities representing more than 1% of the then outstanding Voting Securities shall be made to any Person or group unless USW believes in good faith after due inquiry that such Person or group would be eligible with respect to such Voting Securities to file a Statement on
          Schedule 13G pursuant to Rule 13d-1(b)(1) under the Exchange Act (without regard to the beneficial ownership threshold set forth in such Rule), as such Rule is presently in effect.

          (b) USW may transfer the Voting Securities beneficially owned by it to a Wholly Owned Subsidiary of USW, provided that such Wholly Owned Subsidiary also shall agree in writing to be bound by the terms of this Agreement. No such transfer shall be deemed to relieve USW from, and USW shall be liable for the performance by such transferee of, its obligations under this Agreement.
In the event of any such transfer, USW shall act as agent for any and all such Wholly Owned Subsidiaries in connection with the giving of any and all notices under this Agreement. The Voting Securities held by any Wholly Owned Subsidiary of USW shall be transferred back to USW or another Wholly Owned Subsidiary of USW prior to any transaction that, if consummated, would result in such Wholly Owned Subsidiary ceasing to be such.

          (c) In the event of (i) a tender or exchange offer for Voting Securities commenced by ATI (or an Affiliate of ATI) or (ii) a tender or exchange offer for Voting Securities commenced by a third party, (x) in connection with which, ATI has terminated or amended (or agreed to terminate or amend) the Rights Agreement or redeemed (or agreed to redeem) the Rights issued thereunder and such action has permitted or will have permitted the consummation of such offer, or a final, non-appealable court order has declared the Rights Agreement invalid or otherwise required the redemption of the Rights issued thereunder or (y) which ATI's Board of Directors has otherwise approved, USW and its Affiliates shall be permitted to tender or sell the Voting Securities then owned by them in accordance with the terms of any such offer without restriction hereunder.

          In the event that a tender or exchange offer not described in the immediately preceding paragraph is commenced by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) and such offer would result, if consummated in accordance with its terms, in the beneficial ownership by such Person or group of in excess of 50% (calculated by voting power) of the Voting Securities then outstanding (an "Unapproved Offer"), USW and its Affiliates shall have the right to tender or sell the Voting Securities then owned by them to the offerer pursuant to such offer if the Board of Directors of USW, upon the advice of legal counsel and financial advisers, reasonably believes in good faith, taking into account the conditions of the offer, that such tender offer will result in shares being purchased (without any extension of the then scheduled expiration date and without giving effect to shares that might be tendered by USW and its Affiliates); provided, however, that prior to tendering or offering for exchange any such Voting Securities in such Unapproved Offer, USW first shall have offered to ATI not later than seventy-two hours prior to the expiration of such Unapproved Offer the right to purchase for the same consideration (or cash equivalent) that number of such Voting Securities which, if tendered or offered for exchange, would be purchased in such Unapproved Offer, which purchase shall be closed not later than the second business day following the consummation of such Unapproved Offer; and provided further, that USW may tender or offer for exchange such Voting Securities in such Unapproved Offer in the event that ATI shall have failed within the later of forty-eight hours after receipt of such notice or twenty-four hours prior to the expiration of such Unapproved Offer to provide USW with reasonable assurance that it shall be ready, willing and able to consummate such purchase.

          (d) USW may spin off to its shareholders a Wholly Owned Subsidiary of USW (the "Spun-off Person") the assets of which include all, but not less than all, of the Voting Securities beneficially owned by USW and its Affiliates (the "Spin-off") in a transaction qualifying under Section 355 of the Internal Revenue Code of 1986, as amended, if all of the following conditions are satisfied:

                   (i) No more than 240 days nor less than 180 days prior to the Spin-off, USW shall advise ATI of its plan to effect the Spin-off and thereafter shall promptly provide ATI with such information regarding the Spun- off Person as ATI shall reasonably request; provided that such information shall promptly be updated if the financial condition of the Spun-off Person changes in any material respect after delivery of such information;

                   (ii) Prior to the Spin-off, neither USW, any Affiliate of USW nor the Spun-off Person shall have entered into any agreement, or formulated any plan or intention, with respect to any merger or other business combination transaction involving the Spun-off Person and a party other than ATI or an Affiliate of ATI;

                   (iii) The Fair Market Value of the Voting Securities to be beneficially owned by the Spun-off Person shall not equal or exceed 50% of the Fair Market Value of the Spun-off Person; and

                   (iv) The Spun-off Person shall have executed an investment agreement with ATI substantially in the form of this Agree-ment; provided, however, that any such agreement shall terminate on the tenth anniversary of the date of this Agreement.

          (e) All transfers of Voting Securities held by USW and its Affiliates other than transfers permitted by Sections 5.3(a)(ii), (b), (c) or
(d) shall be subject to Article VIII of this Agreement.

          (f)  Any transfer of Voting Securities in violation of this Section
5.3 may be suspended on the books of ATI.

          5.4. Non-Competition. For a period of one year after the later of the date on which USW (i) ceases to be entitled (or irrevocably waives its right) to nominate a director to ATI's Board of Directors or (ii) ceases to have a designee on ATI's Board of Directors, USW shall be subject to Section
7.4 of the Agreement of Limited Partnership of WMC Partners, L.P. (as in effect on the date hereof) to the same extent as any Partner in WMC and as if the provisions thereof were set forth herein; provided, however, that any obligations imposed by this Section 5.4 shall terminate upon a Change of Control of ATI.


                                   ARTICLE VI
                              BOARD REPRESENTATION

          6.1. USW's Right to Designate. Upon the consummation of the Exchange, USW shall be entitled to designate such number of persons for election to ATI's Board of Directors equal to the nearest whole number less than the product obtained by multiplying (a) the percentage of the total voting power of the then outstanding Voting Securities represented by the Voting Securities then beneficially owned by USW and its Affiliates and (b) the number of persons, including any vacancies, on ATI's Board of Directors; provided, however, that for so long as USW and its Affiliates beneficially own 10% or more of the total voting power of ATI's outstanding Voting Securities and its rights under this Agreement have not otherwise terminated, USW shall be entitled to designate at least one such person.

          6.2. Consultation; Expansion of Board and Appointment; Classification. The designation by USW of any person pursuant to Section 6.1 shall be made after consultation with ATI and shall be a person reasonably satisfactory to ATI. Following such designation, ATI shall take such steps as are necessary to increase the size of the Board of Directors to accommodate the person so designated, and the Directors then in office will appoint such person to fill the resulting vacancy and determine the class in which such person shall be placed.

          6.3. Subsequent Nomination of Persons Designated by USW. The Nominating Committee of the Board of Directors shall recommend to the Board of Directors that any person designated by USW and appointed in accordance with the provisions of this Article VI be recommended by ATI to its shareholders for election as a director at each meeting of shareholders of ATI at which directors of the class in which such person was placed are elected, and ATI shall use its reasonable best efforts to cause the election of each person designated by USW.

          6.4. Replacement of Directors Designated by USW. In the event that any designee of USW for election to ATI's Board of Directors pursuant to the foregoing provisions shall cease to serve as a director for any reason (except under circumstances described in Section 6.5 below), the vacancy resulting therefrom shall be filled as soon as practicable with a person designated by USW pursuant to the above provisions.

          6.5. Termination of USW's Right to Designate; Resignation. At such time as (a) subject to the last sentence of this Section, USW and its Affiliates cease to be the beneficial owner of Voting Securities representing at least 10% of the total voting power of the then outstanding Voting Securities (the "Threshold Percentage") or (b) there shall have been a Change of Control of USW, USW shall no longer be entitled to designate any person for election to ATI's Board of Directors. USW shall at such time or upon expiration of the term of this Agreement cause any person designated by it pursuant to the foregoing provisions then serving on the Board of Directors to resign promptly. In the event that USW's failure to beneficially own the Threshold Percentage does not result from any transfer by USW of beneficial ownership of Voting Securities, then USW shall have a period of one year after the date it ceases to own the Threshold Percentage to cure such failure (provided that this sentence shall no longer be operative once USW again beneficially owns the Threshold Percentage, or in the event that prior to again achieving such Threshold Percentage USW transfers beneficial ownership of any Voting Securities).

          6.6. Mandatory Recusal of USW's Board Designee. All designees of USW on the Board of Directors of ATI shall recuse themselves from discussions of the operations or planned operations of ATI or its Affiliates, if the interests of such operations or planned operations reasonably could be expected to conflict with the interests of any operations or planned operations of USW and its Affiliates.


                                  ARTICLE VII
                              REGISTRATION RIGHTS

          7.1. Demand Registration. ATI agrees that upon the written request of USW it will file a registration statement under the Securities Act (a "Registration Statement") as to the number of shares of Common Stock then held by USW or its Affiliates specified in such request (the "Registrable Shares"), provided that ATI shall not be required to file more than such number of Registration Statements that become effective and remain effective for the period referred to in Section 7.3(j) equal to the quotient (rounded up to the nearest whole number) obtained by dividing (i) the product of (A) the average closing price per share of ATI's Common Stock for the thirty business days immediately preceding the Notice Date (as defined in the Agreement of Exchange) and (B) the number of shares of Common Stock issued in the Exchange, by (ii) $750 million, and further provided that ATI shall not be required to file a Registration Statement if ATI delivers to USW an opinion, in form and substance reasonably satisfactory to USW and its counsel, to the effect that the Registrable Shares are freely transferable under Section 4(1) of the Securities Act without regard to any volume or other restrictions.

          7.2. Company Registration. (a) If ATI shall determine to register any Common Stock either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, ATI will:

                   (i)  promptly give to USW written notice thereof; and

                   (ii) use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in section 7.2(b) below, and in any underwriting involved therein, all the Registrable Shares specified in a written request made by USW and received by ATI within seven (7) days after the written notice from ATI described in clause (i) above is mailed or delivered by ATI. Such written request may specify all or a part of USW's Registrable Shares.

          (b) If the registration of which ATI gives notice is for a registered public offering involving an underwriting, ATI shall so advise USW as a part of the written notice given pursuant to Section 7.2(a)(i). In such event, the right of USW to registration pursuant to this Section 7.2 shall be conditioned upon USW's participation in such underwriting and the inclusion of USW's Registrable Shares in the underwriting to the extent provided herein. USW shall (together with ATI and the other holders of securities of ATI with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by ATI.

          Notwithstanding any other provision of this Section 7.2, if the representative of the underwriters advises ATI in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Shares from, or limit the number of Registrable Shares to be included in, the registration and underwriting. ATI shall so advise USW, and the number of shares of Common Stock that are entitled to be included in the registration and underwriting shall be allocated first to ATI for securities being sold for its own account and thereafter as set forth in Section 7.2(c).

          (c) In any circumstance in which all of the Registrable Shares and other shares of Common Stock with registration rights (the "Other Shares") requested to be included in a registration on behalf of USW or other selling shareholders cannot be so included as a result of limitations of the aggregate number of Registrable Shares and Other Shares that may be so included, the number of Registrable Shares and Other Shares that may be so included shall be allocated among USW and other selling shareholders requesting inclusion of shares pro rata on the basis of the number of Registrable Shares and Other Shares that are held by USW and other selling shareholders, provided, however, that such allocation shall not operate to reduce the aggregate number of Registrable Shares and Other Shares to be included in such registration. If USW or any other selling shareholder does not request inclusion of the maximum number of Registrable Shares and Other Shares allocated to it pursuant to the above-described procedure, the remaining portion of its allocation shall be reallocated among USW and other selling shareholders whose allocations did not satisfy their requests pro rata on the basis of the number of Registrable Shares and Other Shares which are held by USW and other selling shareholders, and this procedure shall be repeated until all of the Registrable Shares and Other Shares which may be included in the registration on behalf of USW and other selling shareholders have been so allocated.

          7.3. Registration Procedures. In the case of each registration involving Registrable Shares pursuant to this Article VII, ATI will:

          (a) furnish to USW, prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents in such quantities as USW reasonably may request from time to time in order to facilitate the disposition of such Registrable Shares;

          (b) use all reasonable efforts to register or qualify the offer and sale of such Registrable Shares under such other securities or blue sky laws of such jurisdiction as USW reasonably requests and do any and all other acts and things as reasonably may be necessary or advisable to enable USW to consummate the disposition in such jurisdictions of the Registrable Shares owned by USW; provided that ATI will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (b), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

          (c) use all reasonable efforts to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of ATI to enable USW to consummate the disposition of such Registrable Shares;

          (d) notify USW, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement or amendment contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and ATI will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

          (e) enter into customary agreements (including an underwriting agreement in customary form and an indemnification agreement with USW in customary form) and take such other actions as reasonably are required in order to expedite or facilitate the disposition of such Registrable Shares;

          (f) make available for inspection by USW, any underwriter participating in any disposition pursuant to such registration, and any attorney, accountant or other agent retained by USW or any such underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of ATI (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of ATI to supply all information reasonably requested by any such Inspector in connection with such registration; provided that (i) Records and information obtained hereunder shall be used by such persons only to exercise their due diligence responsibility and (ii) Records or information which ATI determines, in good faith, to be confidential shall not be disclosed in such Registration Statement or otherwise by the Inspectors unless (x) the disclosure of such Records or information is necessary to avoid or correct a misstatement or omission in the Registration Statement or (y) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction. USW shall use its best efforts, prior to any such disclosure, to inform ATI that such disclosure is necessary to avoid or correct a misstatement or omission in the Registration Statement. USW further agrees that it will, upon learning that disclosure of such Records or information is sought in a court or by a governmental authority, give notice to ATI and allow ATI, at the expense of ATI, to undertake appropriate action to prevent disclosure of the Records or information deemed confidential;

          (g) use all reasonable efforts to obtain a comfort letter from the independent public accountants for ATI in customary form and covering such matters of the type customarily covered by comfort letters as USW reasonably requests;

          (h) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve months beginning within three months after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of section 11(a) of the Securities Act and Rule 158 thereunder;

          (i) use all reasonable efforts to cause all such Registrable Shares to be listed on each securities exchange on which similar securities issued by ATI are listed; and

          (j) use its best efforts (i) to have any registration of the Registrable Shares declared effective as promptly as practicable after the filing thereof and (ii) to keep such Registration Statement effective for a period (up to three months) sufficient to complete the distribution of the Registrable Shares. ATI further agrees to supplement or make amendments to the Registration Statement, if required by (x) the registration form utilized by ATI for such registration or by the instructions applicable to such registration form, (y) the Securities Act or the rules and regulations thereunder or (z) USW (or any underwriter for USW) with respect to information concerning USW or such underwriter or the plan of distribution to be utilized with respect to the Registrable Shares. ATI agrees to furnish to USW copies of any such supplement or amendment prior to its being used or filed with the SEC.

          7.4. Conditions to Offerings. The obligations of ATI to take the actions contemplated by Section 7.1 with respect to an offering of Registrable Shares shall be subject to the following conditions:

          (a)  if the Registrable Shares are to be transferred pursuant to
Section 5.3(a)(iv), USW shall have the right to select the investment banker or bankers and, if applicable, lead manager or managers to administer the offering and its or their counsel, provided that such lead manager or managers and such counsel must be reasonably satisfactory to ATI; with respect to any such transfer, USW and such investment banker(s) or manager(s) shall use best efforts to effect as wide a distribution of such Registrable Shares as is reasonably practicable and to prevent any Person who, together with its Affiliates and any "group" (within the meaning of Section 13(a)(3) of the Exchange Act) of which such Person or any Affiliate is a party, from purchasing in excess of 15% of the Voting Securities being registered. ATI may require USW to furnish to ATI such information regarding USW or the distribution of the Registrable Shares as ATI from time to time may reasonably request in writing, in each case only as required by the Securities Act or the rules and regulations thereunder or under state securities or blue sky laws.

          (b) in the event that the Registrable Shares are to be transferred pursuant to Section 5.3(a)(iii), such Registrable Shares shall be transferred only to a Person that USW believes in good faith after due inquiry is eligible with respect to the Registrable Shares to file a Statement on Schedule 13G pursuant to Rule 13d-1(b)(i) under the Exchange Act (without regard to the beneficial ownership threshold set forth in such Rule), as such Rule is currently in effect. USW shall have the right to select the investment banker or bankers and, if applicable, the lead manager or managers to administer the offering and its or their counsel, provided that such lead manager or managers and such counsel must be reasonably satisfactory to ATI.

          (c)  there shall not have been an offering registered pursuant to
Section 7.1 of this Agreement within the immediately preceding six months; and

          (d) USW shall conform to all requirements of the Securities Act and the Exchange Act applicable to it with respect to the offering and sale of such Registrable Shares and shall advise each underwriter, broker or dealer through which any of such Registrable Shares are offered that such Registrable Shares are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act.

          USW agrees that, upon receipt of any notice from ATI of the happening of any event of the kind described in Section 7.3(d) of this Agreement, USW will forthwith discontinue disposition of Registrable Shares pursuant to the registration covering such Registrable Shares until USW's receipt of the copies of the supplemented or amended prospectus contemplated by Section 7.3(a) of this Agreement.

          7.5.  Additional Conditions.  (a) ATI's obligations pursuant to
Section 7.1 shall be suspended if (i) the fulfillment of such obligations would require ATI to make a disclosure that would, in the reasonable good faith judgment of ATI's Board of Directors, be detrimental to ATI and premature and the Board of Directors of ATI concludes, as a result, that it is essential to defer the filing of the registration statement at such time, (ii) ATI has filed or proposes to file a registration statement with respect to any of its securities to be distributed in an underwritten public offering and it is advised by its lead or managing underwriter that an offering by USW of Registrable Shares would materially adversely affect the distribution of such securities, provided that ATI is actively employing, or upon such proposed filing actively employs, all reasonable efforts to cause any such filed registration statement to become effective, or (iii) the fulfillment of such obligations would require ATI to prepare financial statements not required to be prepared for ATI to comply with its obligations under the Exchange Act at the time that the registration statement is proposed to be filed. Such obligations shall be reinstated (x) in the case of clause (i) above, upon the making of such disclosure by ATI (or, if earlier, when such disclosure would either no longer be necessary for the fulfillment of such obligations or no longer be detrimental), (y) in the case of clause (ii) above, upon the conclusion of any period during which ATI would not, pursuant to the terms of its underwriting arrangements, be permitted to sell Registrable Securities for its own account and (z) in the case of clause (iii) above, as soon as it would no longer be necessary to prepare such financial statements to comply with the Securities Act. The period during which USW is required to sell its Registrable Shares pursuant to Section 7.3(j) shall be tolled for the duration of any suspension pursuant to this Section 7.5(a).

          (b) In connection with any distribution pursuant to Section 5.3(a)(iv), the number of Registrable Shares to be registered pursuant to
Section 7.1 of this Agreement shall be reduced to the extent that ATI is advised in writing by an investment banker of national standing that the sale of all of the Registrable Shares requested to be registered by USW would materially and adversely affect the market price of ATI's equity securities. If the number of shares registered is reduced pursuant to this Section 7.5(b) by more than 50% of the number requested to be registered by USW, the Registration Statement relating to such reduced number shall not count as one of the Registration Statements available to USW under Section 7.1.

          7.6. Registration Expenses. All expenses incident to the performance of or compliance with this Agreement by ATI, including, without limitation, all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Shares), printing expenses, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with the listing of the Registrable Shares to be registered on each securities exchange on which similar securities issued by ATI are then listed, fees and disbursements of counsel for ATI and its independent certified public accountants (including the expenses of any comfort letters required by or incident to such performance), securities acts liability insurance (if ATI elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by ATI in connection with such registration and the fees and expenses of other persons retained by ATI will be borne by ATI. Notwithstanding anything in this Section 7.6 to the contrary, ATI will not have any responsibility for any registration or filing fees payable under any federal or state securities or blue sky laws or for any of the expenses of USW incurred in connection with any registration hereunder including, without limitation, underwriting fees, discounts and commissions and transfer taxes, if any, attributable to the sale of USW's Registrable Securities, counsel fees of USW and travel costs.

          7.7.  Indemnification; Contribution.

          (a) Indemnification by ATI. ATI agrees to indemnify, to the fullest extent permitted by law, USW (and any Affiliate thereof holding Registrable Shares), each person who controls USW or such Affiliate (within the meaning of either the Securities Act or the Exchange Act), and their respective directors and officers against any and all losses, claims, damages, liabilities and expenses (including attorneys' fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus (each as amended and/or supplemented, if ATI shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided that ATI shall not be required to indemnify USW or such Affiliate, such controlling persons or their respective officers or directors for any losses, claims, damages, liabilities or expenses resulting from any such untrue statement or omission if such untrue statement or omission is made in reliance on and conformity with any information with respect to USW or its Affiliates or the underwriters furnished to ATI by USW or its Affiliates expressly for use therein; and provided further, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, the indemnity agreement contained in this paragraph shall not inure to the benefit of USW or such Affiliate, if the liability or expense results from the fact that a copy of the prospectus was not sent or given to such person at or prior to the written confirmation of sale of such Registrable Shares to such person as required by the Securities Act, and if the untrue statement or omission has been corrected in the prospectus unless such failure to deliver the prospectus was a result of noncompliance by ATI with its obligations under Section 7.3(a) hereof. In connection with an underwritten offering, ATI will indemnify each underwriter thereof, the officers and directors of such underwriter, and each person who controls such underwriter (within the meaning of either the Securities Act or Exchange Act) to the same extent as provided above with respect to the indemnification of USW; provided that such underwriter agrees to indemnify ATI to the same extent as provided below with respect to the indemnification of ATI by USW.

          (b) Indemnification by USW. In connection with any registration in which USW is participating, USW will furnish to ATI in writing such information with respect to USW and its Affiliates as ATI reasonably requests for use in connection with any such registration, prospectus, or preliminary prospectus and agrees to indemnify ATI, its directors, its officers who sign the Registration Statement and each person, if any, who controls ATI (within the meaning of either the Securities Act or of the Exchange Act) to the same extent as the foregoing indemnity from ATI to such holder, but only with respect to information relating to such holder furnished to ATI in writing by USW expressly for use in the Registration Statement, the prospectus, any amendment or supplement thereto, or any preliminary prospectus.

          (c) Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 7.7(a) or Section 7.7(b) of this Agreement, such person (hereinafter called the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (hereinafter called the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the indemnified parties, such firm shall be designated in writing by the indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third sentence of this
Section 7.7(c), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not either have reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement.
No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

          (d)  Contribution.  If the indemnification provided for in this
Section 7.7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 7.7, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7.7(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.7(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          If indemnification is available under this Section 7.7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 7.7(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 7.7(d).

          7.8. Rule 144. ATI covenants that it will file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as USW may reasonably request, all to the extent required from time to time to enable USW to sell Voting Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of USW, ATI will deliver to USW a written statement as to whether it has complied with such requirements.

          7.9. Certain Limitations. The rights of USW under this Article VII are subject to Sections 5.3(a), 8.1, 8.2 and 8.3.

          7.10. Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In the event that ATI shall propose to enter into an agreement of merger, consolidation or other business combination with any Person which has a class of equity securities having substantially the same rights as the Common Stock (including, but not limited to, voting, dividend, liquidation and redemption rights) and in connection with such agreement ATI will no longer have a class of equity securities having substantially the same rights as the Common Stock registered with the SEC pursuant to Section 12(b) or 12(g) of the Exchange Act, ATI hereby covenants and agrees with USW that it will cause such Person to assume the rights and obligations of ATI set forth in this Article VII and in Article VIII (as they relate to Article VII), to the full extent set forth herein.


                                  ARTICLE VIII
                    RIGHTS OF FIRST OFFER AND FIRST REFUSAL

          8.1. Notice of Intent to Transfer. USW shall give written notice (a "Notice of Intent") to ATI at such time as it first forms a bona fide intention to transfer, within the next twelve months, Voting Securities then held by USW or its Affiliates in transactions (a) permitted by clauses (iii) and (iv) of
Section 5.3(a) (any registered public offering permitted by Section 5.3(a)(iii) or (iv) being referred to hereinafter as a "Permitted Offering"). USW shall not be permitted to transfer outstanding Voting Securities until 90 days after the delivery of such Notice of Intent. USW shall include in such Notice of Intent all additional information required to be included in a ROFO Notice or ROFR Notice (as defined below) that reasonably can be provided at the time the Notice of Intent is delivered. USW shall be under no obligation to send more than one such Notice of Intent.

          8.2. Right of First Offer. Any proposed transfer of Voting Securities by USW in a Permitted Offering pursuant to Section 5.3(a)(iv) shall be subject to a right of first offer on the part of ATI, as follows:

          (a) USW shall deliver to ATI a notice (a "ROFO Notice") 10 days prior to the delivery of a request pursuant to Section 7.1(a) to file a registration statement, which ROFO Notice shall set forth, among other things:
(i) the identity of the prospective managing underwriter for the proposed offering, (ii) the proposed price per share to public and net proceeds per share to USW, (iii) the number of Voting Securities to be registered for sale,
(iv) the identity (if known) of any Person that has expressed an interest in purchasing in excess of 1% of the outstanding Voting Securities in the proposed offering, (v) any other material terms and conditions of the proposed offering,
(vi) the closing date for the proposed offering (which date shall not be less than 30 days from the date on which the ROFO Notice is delivered), and (vii) a statement from the managing underwriter that it is highly confident that the proposed offering can be underwritten on the terms and conditions set forth in the ROFO Notice. The ROFO Notice shall constitute an irrevocable offer to ATI, upon the terms specified therein, to purchase such Voting Securities.

          (b) ATI may elect, at its option, to purchase all, but not less than all, of the Registrable Shares referred to in the ROFO Notice at a price per share equal to the net proceeds per share referred to in the ROFO Notice by delivering to USW written notice of its election (a "Notice of Election") within 10 days after receipt of the ROFO Notice. Such Notice of Election shall constitute a binding obligation on the part of ATI, subject to standard terms and conditions for a stock purchase agreement between an issuer and a significant shareholder, to purchase such Voting Securities. Such Notice of Election shall include the proposed date for the closing of the purchase, which shall be no later than 21 days following the delivery of such Notice of Election. ATI may designate a third party to exercise its right of first offer.

          (c) If ATI or its designee does not exercise the foregoing right of first offer within such 10-day period, USW may proceed with the proposed offering as described in the ROFO Notice. Such offering must be closed within 90 days after the date the Registration Statement is filed with the SEC and the price per share to the public and the net proceeds per share to USW must equal or exceed such terms as set forth in ROFO Notice. USW shall, and shall cause its managing underwriters to, use best efforts to cause the filing of the Registration Statement and the closing of the offering pursuant thereto to occur as quickly as possible. If the offering is not completed within such 90-day period or if market conditions cause the managing underwriter to reduce the proposed price per share to the public or the net proceeds to USW or otherwise to materially revise the terms set forth in the ROFO Notice, USW shall promptly so notify ATI and ATI shall again have a right of first offer pursuant to Section 8.2(b) with respect to the Voting Securities referred to in the ROFO Notice, upon the revised terms, except that such new right must be exercised within three business days after such notification.

          8.3. Right of First Refusal. Any proposed transfer of Voting Securities by USW pursuant to Section 5.3(a)(iii) shall be subject to a right of first refusal on the part of ATI, as follows:

          (a) In the event of a transfer (or series of related transfers) which is not a Permitted Offering and involves in the aggregate less than 1% of the then outstanding Voting Securities, ATI shall have no right of first refusal.

          (b) In all other cases, USW shall deliver to ATI a notice (a "ROFR Notice") at least four business days prior to (x) in the case of a Permitted Offering, the delivery of a request to file a registration statement pursuant to Section 7.1(a), or (y) in all other cases the execution of a stock purchase agreement or other action committing USW to such transfer. Such ROFR Notice shall set forth (A) the identities of each proposed transferee that, together with its Affiliates and any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which such transferee or any Affiliate is a part, proposes to purchase 1% or more of the then outstanding Voting Securities (a "1% Purchaser") and the total number of shares such 1% Purchaser proposes to acquire, (B) the aggregate number of Voting Securities to be transferred to all transferees, (C) the proposed price per share at which the Voting Securities are to be transferred, and the net proceeds per share to USW therefrom, and (D) any other material terms and conditions of the proposed transfer. In the case of a Permitted Offering, such ROFR Notice shall also contain the information specified in clauses

(vi) and (vii) of Section 8.2(a). The ROFR Notice shall constitute an irrevocable offer to ATI, upon the terms specified therein, to purchase such Voting Securities.

          (c) In the case of other than a Permitted Offering, ATI may elect to purchase (x) with respect to non-1% Purchasers, all, but not less than all, of the Voting Securities referred to in the ROFR Notice which are to be transferred to such non-1% Purchasers, or (y) any or all of the blocks to be transferred to 1% Purchasers or (z) any combination of (x) and (y).

          (d)  In the case of a Permitted Offering, ATI may elect to purchase
(x) with respect to non-1% Purchasers, all but not less than all, of the Voting Securities referred to in the ROFR Notice which are to be sold to such non-1% Purchasers, (y) one or more of the blocks to be transferred to 1% Purchasers provided that, unless ATI effects the purchase described in clause (x) above, ATI must leave at least one such block unpurchased, or (z) any combination of
(x) and (y).

          (e) Any election by ATI described in paragraphs (b) or (c) above shall be upon the terms and conditions set forth in the ROFR Notice and shall be effected by sending to USW a Notice of Election within four business days after receipt of the ROFR Notice. Such Notice of Election shall constitute a binding obligation, subject to standard terms and conditions for a stock purchase agreement between an issuer and a significant shareholder, to purchase the specified amount of Voting Securities (at a price per share equal to the net proceeds per share referred to in the ROFR Notice). Such Notice of Election also shall include the proposed date for the closing of the purchase, which shall be no later than 21 days following the delivery of such Notice of Election. ATI may designate a third party to exercise its right of first refusal.

          (f) If ATI or its designee does not exercise its right of first refusal within such four-day period, USW may proceed with the proposed transfer described in the ROFR Notice. Such transfer must be closed within 30 days after the date the ROFR Notice is delivered (with respect to other than Permitted Offerings), and within 90 days after the Registration Statement is filed with the SEC, with respect to Permitted Offerings, and the price per share and the net proceeds per share to USW must equal or exceed such terms set forth in the ROFR Notice. USW shall, and shall cause any lead manager or managing underwriter to, use best efforts to cause the filing of the Registration Statement and the closing of the offering pursuant thereto to occur as quickly as possible. If the proposed price per share or net proceeds per share are less than those set forth in the ROFR Notice, USW shall promptly so notify ATI and ATI shall again have a right of first refusal pursuant to this Section 8.3 with respect to the Voting Securities referred to in the ROFR Notice, upon the revised terms, except such that new right must be exercised within three business days after such notification.

                                   ARTICLE IX
                               TERM OF AGREEMENT

          9.1. Term of Agreement. The term of this Agreement shall be until the earlier of (a) the date, following the consummation of the Exchange or the termination of both the Agreement of Exchange and the Trust Agreement of Exchange, when USW and its Affiliates cease to beneficially own Voting Securities representing at least 5% of the total voting power of the then outstanding Voting Securities and (b) the tenth anniversary of the date hereof; provided, however, that the provisions of Article V and Article VIII shall irrevocably terminate upon any Change of Control of ATI.

          Upon the expiration of the term of this Agreement, all further obligations of the parties hereunder shall terminate, except that (i) if there shall have been a Change of Control of USW prior to the expiration of the term of this Agreement, the agreements set forth in Sections 5.1(a), 5.2 and 5.3 and Articles VIII and X shall remain in effect until the earlier of (A) a change of Control of ATI and (B) the later of (x) the expiration of the term of this Agreement and (y) four years from the date of the Change of Control of USW,
(ii) the agreement set forth in Section 5.1(c) shall survive indefinitely,
(iii) the rights in Article VI shall survive until termination pursuant to
Section 6.5, (iv) the rights in Article VII shall survive until the 10th anniversary of the Effective Time or the Closing Date (as each are defined in the Agreement of Exchange), as the case may be, and (v) nothing herein shall relieve any party from liability for any breach hereof.


                                   ARTICLE X
                                 MISCELLANEOUS

          10.1. Legend; Removal of Legend. (a) All certificates evidencing Voting Securities beneficially owned by USW shall have the following legend, which shall remain on such certificates until such time as the securities represented by such certificates are no longer subject to the restrictions of this Agreement:

          THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF AN INVESTMENT AGREEMENT (INCLUDING THE RESTRICTIONS ON TRANSFER SET FORTH THEREIN) DATED AS OF JULY 25, 1994, BETWEEN ATI AND U S WEST, INC. AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE ALIENATED EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF ATI.

          (b) Any legend endorsed on a certificate pursuant to paragraph (a) shall be removed if the Voting Securities represented by such certificate shall have been effectively transferred in compliance with clause (ii), (iii) or (iv) of the second sentence of Section 5.3(a) or all obligations of USW under Articles V and VIII of this Agreement have terminated, or a Change of Control of ATI has occurred.

          10.2. Severability. If any term, provision, covenant or restriction of this Agreement is determined to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

          10.3. Specific Enforcement. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they may be entitled by law or equity.

          10.4. Entire Agreement; Amendments. Except to the extent that other agreements are specifically referred to herein, this Agreement between ATI and USW contains the entire understanding of the parties with respect to the matters covered hereby and thereby and, except as specifically set forth herein or therein, neither ATI nor USW makes any representation, warranty, covenant or undertaking with respect to such matters. This Agreement may be amended only by an agreement in writing executed by the parties hereto. The parties hereto may amend this Agreement without notice to or the consent of any third party.

          10.5. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered or transmitted by telecopier on a business day during normal business hours where such notice is to be received at the address or number designated below or (b) on the business day following the date of mailing by overnight courier, fully prepaid, addressed to such address, whichever shall first occur. The addresses for such communications shall be:

          If to ATI:                AirTouch Communications
                                    425 Market Street
                                    San Francisco, CA 94105
                                    Telecopier:  (415) 658-2298
                                    Attention:  Margaret G. Gill, Esq.
                                                Senior Vice President, Legal and
                                                External Affairs

          With a copy to:           Pillsbury Madison & Sutro
                                    235 Montgomery Street
                                    San Francisco, CA 94104
                                    Telecopier:  (415) 983-1200
                                    Attention:  Nathaniel M. Cartmell III

          If to USW:                U S West, Inc.
                                    7800 East Orchard Road
                                    Englewood, CO 80111
                                    Telecopier:  (303) 793-6294
                                    Attention:  President

          With a copy to:           U S West, Inc.
                                    7800 East Orchard Road
                                    Englewood, CO 80111
                                    Telecopier:  (303) 793-6294
                                    Attention:  General Counsel

Any party hereto may from time to time change its address for notices under this Section 10.5 by giving at least 10 days' notice of such changed address to the other party hereto.

          10.6. Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement of this Agreement; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

          10.7. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.

          10.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and legal representatives. The parties hereto may amend this Agreement without notice to or the consent of any third party. Neither ATI nor USW shall assign this Agreement or any rights hereunder without the prior written consent of the other (which consent may be withheld for any reason in the sole discretion of the party from whom consent is sought); provided, however, that ATI may assign its rights and delegate its obligations under this Agreement to any corporation which becomes the owner of all of the outstanding Voting Securities in connection with any reincorporation of ATI and which agrees in writing to become bound by the terms of this Agreement, and thereafter all references to ATI hereunder shall become references to such assignee; and provided further that USW may assign its rights (but not its obligations) under this Agreement to any Wholly Owned Subsidiary of USW which agrees in writing to become bound by the terms of this Agreement, but no such assignment or obligation by USW shall release USW, and USW shall remain liable for the performance by such assignee of, its obligations hereunder.

          10.9. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision of this Agreement be enforced by, any other person.

          10.10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

          10.11. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

          10.12. Arbitration. The parties agree to submit their disputes to arbitration in accordance with the Arbitration Agreement dated the date hereof between ATI and USW.

          10.13. Possible Reincorporation of ATI. ATI is considering reincorporating in the State of Delaware. Such reincorporation may be effected by a merger in which ATI would become a wholly owned subsidiary of a Delaware corporation ("ATI Delaware") and the shareholders of ATI would become stockholders of ATI Delaware. Effective upon any such reincorporation, ATI would assign its rights and delegate its obligations under this Agreement to ATI Delaware as provided in Section 10.8 hereof. USW agrees that any such reincorporation shall not constitute a Change of Control as such term is defined herein.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.


                                       AIRTOUCH COMMUNICATIONS



                                            /s/  L. L. CHRISTENSEN
                                       By _____________________________________
                                          Name:  L. L. Christensen
                                          Title: Executive Vice President and
                                                 Chief Financial Officer


                                       U S WEST, INC.


                                            /s/  CHARLES M. LILLIS
                                       By _____________________________________
                                          Name:  Charles M. Lillis
                                          Title: Executive Vice President